Pricing supplement No. 310C To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement C dated December 1, 2006	Registration Statement No. 333-137902 Dated February 25, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$592,000

100% Principal Protection Absolute Return Barrier M-Notes Linked to the MSCI EAFE® Index due on August 28, 2009

General

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The notes are 100% principal-protected notes that may pay a return linked to the absolute performance of the MSCI EAFE® Index during the Observation Period. The notes are designed for investors who seek to profit from moderate movements in either direction in the MSCI EAFE® Index and who are willing to forgo interest payments during the term of the notes and to have their returns subject to the Absolute Return Barrier described below.

•	Senior unsecured obligations of Deutsche Bank AG due August 28, 2009.
•	Cash payment at maturity of principal plus the Additional Amount, as described below.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The notes priced on February 25, 2008 and are expected to settle on February 28, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The MSCI EAFE® Index (the “Index”).
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount per $1,000 note principal amount paid at maturity will equal:

(1)    If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, $1,000 x Absolute Index Return; or

(2)    If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on one or more trading days during the Observation Period, zero.

Absolute Return Barrier:	19.00%
Upper Index Barrier:	2,449.14
Lower Index Barrier:	1,667.06

Absolute Index Return:	Absolute value of:	[	Index Ending Level – Index Starting Level	]
Index Starting Level

Index Starting Level:	2,058.10
Index Ending Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	February 25, 2008
Final Valuation Date:	August 25, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.
Term; Maturity Date:

18 months; August 28, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 JV 6
ISIN:	US2515A0JV61

†

A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$592,000.00	$0.00	$592,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$592,000.00	$23.27

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement C dated December 1, 2006. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated December 1, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506245255/d424b2.htm

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performance for the Absolute Index Return from -100% to +100% and assumes an Index Starting Level of 2,058.10, an Upper Index Barrier of 2,449.14, a Lower Index Barrier of 1,667.06, and an Absolute Return Barrier of 19.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		The Index Never Closes Outside Absolute Return Barrier			The Index Closes Outside Absolute Return Barrier
Index Ending Level	Index Return (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)
4116.20	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
3601.68	75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
3087.15	50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
2449.14	19.00%	$190.00	$1,190.00	19.00%	$0.00	$1,000.00	0.00%
2387.40	16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
2305.07	12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
2222.75	8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
2140.42	4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
2058.10	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
1975.78	-4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
1893.45	-8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
1811.13	-12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
1728.80	-16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
1667.06	-19.00%	$190.00	$1,190.00	19.00%	$0.00	$1,000.00	0.00%
1029.05	-50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
514.53	-75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases by 12% from the Index Starting Level of 2,058.10 to an Index Ending Level of 2,305.07, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + ($1,000 x [(2,305.07 - 2,058.10)/2,058.10]) = $1,120.00

Example 2: The level of the Index decreases by 12% from the Index Starting Level of 2,058.10 to an Index Ending Level of 1,811.13, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of ($1,000 x [(1,811.13 - 2,058.10)/2,058.10]) = $1,120.00

Example 3: The level of the Index closes above the Upper Index Barrier on at least one day during the Observation Period and ultimately increases by 12% from the Index Starting Level of 2,058.10 to an Index Ending Level of 2,305.07. Because the level of the Index has closed above the Upper Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Example 4: The level of the Index closes below the Lower Index Barrier on at least one day during the Observation Period and ultimately decreases by 12% from the Index Starting Level of 2,058.10 to an Index Ending Level of 1,811.13. Because the level of the Index has closed below the Lower Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY – You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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EXPOSURE TO ABSOLUTE RETURN – If the Index closing level never exceeds the Upper Index Barrier or never falls below the Lower Index Barrier, in addition to return of your principal, at maturity you will receive, for each $1,000 note principal amount, a payment equal to $1,000 x the Absolute Index Return. The Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative. Thus, the notes provide higher returns when the Index closing levels during the Observation Period remain between the Upper Index Barrier and the Lower Index Barrier (i.e., within the Absolute Return Barrier) than when there are large movements, whether positive or negative, in the Index level that cause the Index level to exceed the Upper Index Barrier or fall below the Lower Index Barrier at any point during the Observation Period.

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RETURN LINKED TO THE PERFORMANCE OF THE MSCI EAFE® INDEX – The return on the Notes is linked to the performance of the MSCI EAFE® Index. The MSCI EAFE® Index is intended to provide a performance benchmark for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium,

Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. In order to maintain the representativeness of the MSCI EAFE® Index, MSCI may make structural changes to the MSCI EAFE® Index by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November. For additional information about the Index, see the information set forth under “The MSCI EAFE® Index” in this pricing supplement.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Daniel Millwood, 212-250-8281. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement C dated December 1, 2006.

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MARKET RISK – The return on the notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier during the Observation Period and the magnitude of the Absolute Index Return. YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE ABSOLUTE INDEX RETURN IS ZERO OR IF THE INDEX CLOSING LEVEL EXCEEDS THE UPPER INDEX BARRIER OR FALLS BELOW THE LOWER INDEX BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT – You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

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THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY – Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. Your ability to participate in the appreciation of the Index is limited by the Absolute Return Barrier feature of the notes. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the return on the notes will not be determined by reference to the Absolute Index Return even though the Absolute Index Return may reflect significant appreciation or depreciation in the Index over the term of the notes (the Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative). Because the Absolute Return Barrier is 19.00% of the Index Starting Level, the maximum return on the notes is limited to 19.00% of the principal amount.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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THE NOTES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates or agents will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Because the closing prices of the component stocks underlying the Index are converted into U.S. dollars for purposes of calculating the value of the Index, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks trade. The return on an index composed of the component stocks underlying the Index where the closing price is not converted into U.S. dollars can be significantly different than the return on the Index. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weights of the component stocks in the Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component stocks underlying the Index trade will result in an increase in the value of the Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected. Fluctuations in currency exchange rates can have a continuing impact on the value of the Index and may significantly decrease the value of your notes.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the Notes are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Index on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Index has closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the securities included in the MSCI EAFE® Index are traded;

•	the expected volatility of the Index;

•	the time to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The MSCI EAFE® Index

The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. We obtained all information contained in this pricing supplement regarding the MSCI EAFE® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE® Index and the Component Country Indices” below.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE® Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI

EAFE® Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE® Index or subtract one or more of its current component country indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE® Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE® Index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in number of shares. Additions and deletions to component securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only four dates throughout the year: as of the close of the last business day of February, May, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full component country index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for Component and non-component securities, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for component securities changes during quarterly index reviews as discussed above.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the component country indices is reflected in the MSCI EAFE® Index.

Selection of Component Securities. The selection of the component securities for each component country index is based on the following guidelines:

(i)	Define the total market;

(ii)	Sort the market by industry groups and target 60% for inclusion;

(iii)	Select stocks with good liquidity and free float;

(iv)	Avoid cross-ownership; and

(v) Apply the full market capitalization weight to each stock.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO,

MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation

If MSCI discontinues publication of the MSCI EAFE® Index or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE® Index (such index being referred to herein as a “MSCI EAFE® successor index”), then any MSCI EAFE® Index closing level will be determined by reference to the level of such MSCI EAFE® successor index at the close of trading on the relevant exchange or market for the MSCI EAFE® successor index on the relevant date or dates.

Upon any selection by the calculation agent of an MSCI EAFE® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If MSCI discontinues publication of the MSCI EAFE® Index prior to, and such discontinuance is continuing on, any relevant date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected an MSCI EAFE® successor index and publication of such MSCI EAFE® successor index is discontinued prior to and such discontinuation is continuing on any such relevant date, then the calculation agent will determine the Index closing level for the MSCI EAFE® Index for such date. The Index closing level for the MSCI EAFE® Index will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the MSCI EAFE® Index or an MSCI EAFE® successor index, or the level thereof, is changed in a material respect, or if the MSCI EAFE® Index or an MSCI EAFE® successor index is in any other way modified so that the MSCI EAFE® Index or an MSCI EAFE® successor index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE® Index or such MSCI EAFE® successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the relevant date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EAFE® Index or such MSCI EAFE® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the MSCI EAFE® Index closing level with reference to the MSCI EAFE® Index or such MSCI EAFE® successor index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE® Index or an MSCI EAFE® successor index is modified so that the level of the MSCI EAFE® Index or such MSCI EAFE® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EAFE®

Index or such MSCI EAFE® successor index), then the calculation agent will adjust its calculation of the MSCI EAFE® Index or such MSCI EAFE® successor index in order to arrive at a level of the MSCI EAFE® Index or such MSCI EAFE® successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Absolute Index Return or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the MSCI EAFE® Index based on the daily Index closing levels from January 1, 1998 through February 25, 2008. The closing level of the MSCI EAFE® Index on February 25, 2008 was 2,058.10. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level. We cannot give you assurance that the performance of the Index will result in a return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.